Exhibit 10.3
TRANSITION LETTER TO EMPLOYMENT AGREEMENT

This Transition Letter (this “Letter”) amends and supplements certain provisions set forth in the Employment Agreement by and between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and JOSEPH A. VERBRUGGE (the “Executive”), dated as of June 28, 2022 (the “Employment Agreement”). Terms used but not otherwise defined herein shall have the respective meanings set forth in the Employment Agreement.

In consideration for the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.Term. The Executive shall be employed on, and expected to perform his duties and responsibilities on, a full-time basis from June 28, 2024 (the “Effective Date”) through July 31, 2024 (the “Full-Time End Date”); provided that the Company may determine in its sole discretion to end the Full-Time End Date earlier than July 31, 2024 (the period of time from the Effective Date through the Full-Time End Date shall be the “Full-Time Term”). The Executive shall be employed on, and expected to perform his duties and responsibilities on, a part-time basis following the Full-Time End Date through December 31, 2024 (the “Part-Time Term”, together with the Full-Time Term, through the Termination Date, the “Term”). Notwithstanding Section 3 of the Employment Agreement, the Term shall end on the date on which the Executive’s employment with the Company terminates, which last day of employment shall be the Termination Date for purposes of the Employment Agreement and this Letter.

2.Title. During the Term, the Executive shall retain his title as the Chief Commercial Officer of the Company until the Company hires a new officer to assume his duties and responsibilities. Once the Company has hired such new officer, the Executive’s title for the remainder of the Term shall be Advisor to the Chief Executive Officer.

3.Duties and Reporting Relationship. During the Full-Time Term, but until the Company has hired a new officer to assume his duties and responsibilities, Section 2 of the Employment Agreement will continue in full force and effect. Once the Company has hired a new officer to assume his duties and responsibilities, and during the Part-Time Term, the Executive shall assist the Company with any transition of the Executive’s duties and responsibilities and assist the Chief Executive Officer with any special projects, as requested by the Company. During the Part-Time Term, the Executive shall work the equivalent of three full-time days per week.

4.Compensation. Notwithstanding Section 4 of the Employment Agreement, starting on the Effective Date and continuing for the remainder of the Full-Time Term, the Executive’s Base Salary will continue to be $1,100,000. During the Part-Time Term, the Executive’s Base Salary shall be $660,000.

5.Bonus. During the Full-Time Term, the Executive will remain eligible to earn a Bonus in accordance with Section 5(c) of the Employment Agreement. Notwithstanding Section 5(c) of the Employment Agreement, any Bonus earned by the Executive in respect of the 2024 fiscal year (the “2024 Bonus”) shall be prorated by multiplying any 2024 Bonus by a fraction, the numerator of which is the number of days the Executive remained employed as a full-time employee of the Company during the 2024 fiscal year and the denominator of which is 366 (such amount, the “Pro-Rated 2024 Bonus”), subject to the Executive remaining employed with the Company through the last day of the Full-Time Term. Any Pro-Rated 2024 Bonus shall become payable in 2025, when the Company’s bonuses are normally paid, but in no event later than March 15, 2025. The 2024 Bonus shall be subject to the Executive’s individual performance and satisfaction of objectives established by the CEO or the Board or the Compensation Committee, and further is subject to the exercise of discretion by the CEO and review and approval by the Compensation Committee.

6.Benefits. During the Full-Time Term, the Executive shall be entitled to participate fully in any other benefit plans, programs, policies and fringe benefits which may be made available to the executive officers of the Company and/or Holdings generally, including, without limitation, disability, medical, dental and life insurance and benefits under the Company’s and/or Holdings’ 401(k) savings plan and deferred compensation plan. During the Part-Time Term, the Executive shall be entitled to participate in such plans to the extent eligible pursuant to the terms of such plan(s) and the Company’s existing policies, and in accordance with applicable law. To the extent the Executive is not eligible for medical, dental or vision insurance during the Part-Time Term, the Company shall pay the Executive for the employer-portion of obtaining those benefits under COBRA while the Executive remains employed during the Part-Time Term.

7.Termination.

        (a) Notwithstanding Section 6 of the Employment Agreement, if during the Term, the employment of the Executive is terminated by the Company without Cause, the Executive shall only be entitled to receive (i) the Accrued Payments and Benefits; (ii) the Pro-Rated 2024 Bonus; and (iii) if such termination occurs prior to July 31, 2024, the amount of the Executive’s Base Salary that would have been paid to the Executive had the Executive remained employed until July 31, 2024. The Executive shall not be entitled to receive any severance or other benefits under the Employment Agreement upon his termination of employment with the Company for any reason (including as a result of a termination by the Company without Cause), and including on the last day of the Term.

    (b) The Executive understands and acknowledges that the implementation of the modifications described herein shall not constitute “Good Reason” under the Employment Agreement or any other agreement. Notwithstanding Section 6 of the Employment Agreement, the Executive understands and acknowledges that by signing this Letter, the Executive is waiving any right he may have to resign for “Good Reason” during the Term (including under Section 6(f)(ii) of the Employment Agreement).

    (c) Nothing in this Letter shall limit the Company’s ability to terminate the Executive for Cause during the Term in accordance with the terms of the Employment Agreement.

8.Restrictive Covenants; Survival.

    (a) Upon the termination of the Term or termination of the Executive’s employment with the Company, the respective rights and obligations of the parties under the Employment Agreement shall survive to the extent necessary to carry out the intentions of the parties under the Employment Agreement.

    (b) Without limiting the generality of the foregoing, Sections 7 and 8 of the Employment Agreement will continue in full force and effect.

    (c) For purposes of Section 8 of the Employment Agreement, the Restricted Period shall mean a period of one (1) year beginning on the Termination Date.

9.Governing Law. This Letter shall in all respects be governed by and construed in accordance with the laws of the State of New York as to all matters, including but not limited to matters of validity, construction, effect and performance.

10.Severability. If any provision of this Letter shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Letter effective as of June 25, 2024.

SIRIUS XM RADIO INC.

By:	/s/ Faye Tylee
Faye Tylee
Chief People + Culture Officer

/s/ Joseph A. Verbrugge
JOSEPH A. VERBRUGGE